Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 5, 2004, accompanying the financial statements of the 17173.com Web site, formerly owned by Netdragon Websoft, Inc., which appears on form 8-K/A as filed by Sohu.com filed on February 9, 2004, March 15, 2004, April 22, 2004 and June 23, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statement of Sohu.com and subsidiaries on Form S-3/A, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton

Hong Kong

September 30, 2004